Exhibit (a)(17)

TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO RESTATED AGREEMENT AND
DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust (the “Declaration”), dated May 19, 1993, as amended, hereby take the following actions, effective as of August 18, 2016:

Approval of Trust Consolidation – TST
Establishment of New Series and Classes

RESOLVED, that pursuant to Article IV of the Amended and Restated Agreement and Declaration of Trust (“Agreement”) of the Touchstone Strategic Trust (“TST” or the “Trust”), there is hereby established and designated an additional series of the Trust to be considered for all purposes under the Agreement as “Series” and to have all the rights and privileges of a “Series” as specified in said Agreement, as follows:

Fund	Classes
Touchstone Ohio Tax-Free Bond Fund, a series of TST	A, C, Y and Institutional

RESOLVED,    that an Agreement and Plan of Reorganization (the “Plan”) providing for the transfer of all the assets of Touchstone Tax-Free Trust Ohio Tax-Free Bond Fund (the “Predecessor Fund”), a series of Touchstone Tax Free Trust (the “TTFT”), to Touchstone Ohio Tax-Free Bond Fund (the “Successor Fund”), a series of Touchstone Strategic Trust (together with Touchstone Tax-Free Trust, the “Trusts”), in exchange for shares of the Successor Fund and the assumption of all of the liabilities of the Predecessor Fund by the Successor Fund, and the subsequent liquidation and termination of the Predecessor Fund (the “Reorganization”), be, and the same hereby is, approved as presented at this meeting, with such changes thereto as the officers of the Trusts, on the advice of counsel, may deem necessary or desirable, their execution to be conclusive evidence of approval of such changes; and
RESOLVED, that, in order to effectuate the Plan, the officers of TST are authorized to issue shares of the Successor Fund and to exchange those shares so issued as described in the Plan in accordance with the terms thereof, and that such shares shall be validly issued, fully paid and non-assessable; and

Authorization of Officers to Take Actions Related to the Fund
RESOLVED, that the appropriate officers of the Trust are hereby authorized to take or cause to be taken all such action and to execute or cause to be executed such documents as may be deemed by them necessary or desirable to effectuate

Exhibit (a)(17)

the foregoing, the taking of any such action shall constitute conclusive evidence of the authority of the officer or officers hereunder.

IN WITNESS WEREOF, the undersigned, being a majority of the Trustees hereunto set their hand as of the 17th day of November, 2016.

/s/ Phillip R. Cox Phillip R. Cox	/s/ Jill T. McGruder Jill T. McGruder
/s/ William C. Gale William C. Gale	/s/ Kevin A. Robie Kevin A. Robie
/s/ Susan J. Hickenlooper Susan J. Hickenlooper	/s/ Edward J. VonderBrink Edward J. VonderBrink